UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2015

STAR MOUNTAIN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0963619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 W. Knox Rd, #202, Tempe, AZ	85284
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

In furtherance of the previously announced June 16, 2015 letter of intent to acquire and operate a base metals mine, Star Mountain Resources, Inc. (the “Company”, “we”, “us”, “our”) agreed to acquire a 100% interest in Northern Zinc, LLC, a Nevada limited liability company (“Northern Zinc”) pursuant to an October 13, 2015 purchase agreement we entered into among us, Northern Zinc and its sole member Aviano Financial Group, LLC, a Delaware limited liability company (“Aviano”) (the “Northern Zinc Purchase Agreement”). Northern Zinc and Aviano are unrelated third parties. Concurrently with the execution of the Northern Zinc Purchase Agreement, we, along with Northern Zinc, agreed to acquire 100% of the issued and outstanding common stock of Balmat Holding Corporation (“Balmat”) and its wholly owned subsidiary, St. Lawrence Zinc Company, LLC (“SLZ”), the owner of the mining property known as the Balmat Zinc Mine and certain mining and processing equipment (the “Balmat Mine”) pursuant to an October 13, 2015 purchase agreement we entered into among us, Northern Zinc, Hudbay Minerals, Inc. (“Hudbay”), Balmat and SLZ (the “Balmat Purchase Agreement”). Balmat, SLZ and Hudbay are unrelated third parties. The Balmat mine is located in upstate New York. Following the closings of the Northern Zinc and Balmat Purchase Agreement, we plan to initiate work with the goal of producing zinc concentrate at the mine within a 9 to 12 month period.

Northern Zinc Purchase Agreement

Pursuant to the terms of the Northern Zinc Purchase Agreement, we agreed to issue 10,000,000 shares of our unregistered common stock (the “Northern Zinc Acquisition Shares”) to Aviano and assume $1,390,000 in debts of Northern Zinc (the “Assumed Northern Zinc Debt”) in exchange for 100% of Northern Zinc’s membership interests owned by Aviano (the “Northern Zinc Acquisition”).

The Northern Zinc Purchase Agreement provides that, at closing of the Northern Zinc Acquisition, David Linsley, a principal of Northern Zinc, will become a corporate development consultant to our company, and Wayne Rich, the Chief Financial Officer of Northern Zinc, will become our Chief Financial Officer and Vice President of Finance. At closing, we will enter into a consulting agreement with Mr. Linsley and an employment agreement with Mr. Rich. In addition, we have agreed to permit Aviano to appoint two members to our board of directors for a period of three years after closing. Aviano’s appointee’s to our board of directors will be entitled to monetary compensation and share options in our company, if any, as from time to time are approved by our Board of Directors and/or shareholders, if required. Further, Donald Taylor and Bernard Guarnera will be offered positions as members of our board of directors, and Francis McAllister, Guy LeBel and Peter Bojtos will be offered positions on an advisory board to our company for a period of at least three years after the closing. Members of the board of directors and advisory board members will be entitled to receive industry standard monetary compensation (including shares or share options), taking into account our cash flows and results of operations and, as from time to time are approved by our Board of Directors.

Consummation of the Northern Zinc Acquisition is subject to certain conditions, including (i) Aviano shall have closed on its acquisition of all of the issued and outstanding shares of Balmat under the Balmat Purchase Agreement, (ii) we have entered into agreements with Messrs. Linsley, Rich, Taylor, Guarnera, McAllister, Le Bel and Bojtos discussed above, and (iii) the resignation or termination of each director, officer, manager and employee of the Northern Zinc, and (iv) the absence of any litigation, proceeding, investigation or inquiry which might result in an action to enjoin or prevent the consummation of the Northern Zinc Acquisition. Moreover, each party’s obligation to consummate the Northern Zinc Acquisition is subject to certain other conditions including (a) the issuance of the Northern Zinc Acquisition Shares and our assumption of the Assumed Northern Zinc Debt, (b) the accuracy of the other parties’ representations and warranties and (c) the other parties’ material compliance with its covenants and agreements contained in the Northern Zinc Purchase Agreement.

We have made customary representations and warranties and covenants in the Northern Zinc Purchase Agreement, including a covenant that we will have at least $2,000,000 for the care and maintenance of the Balmat Mine at the time of closing. In addition the Northern Zinc Purchase Agreement contains certain termination rights for both us and Aviano, including if the Northern Zinc Acquisition is not completed on or before October 31, 2015.

The foregoing summary of the Northern Zinc Purchase Agreement is not a complete description of all of the parties’ rights and obligations under the Northern Zinc Purchase Agreement and is qualified in its entirety by reference to the Northern Zinc Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Balmat Purchase Agreement

Pursuant to the terms of the Balmat Purchase Agreement, we agreed to pay Hudbay $17,000,000 in cash (the “Balmat Cash Amount”) and issue 550,000 shares of our unregistered common stock issuable upon closing (the “Balmat Acquisition Shares”) to Hudbay in exchange for 100% of the issued and outstanding common stock of Balmat owned by Hudbay (the “Balmat Acquisition”). The purchase price to be paid to acquire Balmat is payable in any of the follow ways:

Option 1. Under this option, the Balmat Cash Amount is payable $250,000 upon execution of the Balmat Purchase Agreement, $1,250,000 upon closing ($1,000,000 of this amount will be paid by applying deposits previously made) and the balance of $15,500,000 (the “Deferred Balmat Cash Amount”) as follows:

●	$500,000 upon completion of the first shipment of ore concentrate from the Balmat Mine;
●	$5,000,000 on the 12 month anniversary shipment of ore concentrate from the Balmat Mine; and
●	$2,500,000 on each of the following dates from the first shipment of ore concentrate from the Balmat Mine: 18th month, 24th month, 30th month and the 36th month.

Option 2. At Northern Zinc’s election to be confirmed by notice to Hudbay within three months after the closing (the “Option 2 Purchase Price Election Date”), the purchase price will be reduced to $9,000,000 (the “Option 2 Purchase Price”) payable $250,000 in cash upon execution of the Balmat Purchase Agreement, $1,250,000 in cash upon closing ($1,000,000 of this amount will be paid by applying deposits previously made), issuance of the Balmat Acquisition Shares valued at $500,000 and the balance of $7,000,000 within three days after the Option 2 Purchase Price Election Date.

In addition to the payment of the Option 2 Purchase Price, Northern Zinc would assume all environmental liabilities in respect of the Balmat Mine; and all liabilities relating to or arising from any claims by existing or former employees relating to employment, termination, on-the-job injuries or death, unsafe working conditions or exposure to potentially harmful substances; and waive its right to indemnification by HudBay in respect of certain damages identified in the Hudbay Purchase Agreement.

Option 3. At Northern Zinc’s election to be confirmed by notice to Hudbay within 30 days before the 12 month anniversary of the first shipment of ore concentrate from the Balmat Mine, the purchase price will be reduced to $16,500,000 (the “Option 3 Purchase Price”) payable $250,000 in cash upon execution of the Balmat Purchase Agreement, $1,250,000 in cash upon closing ($1,000,000 of this amount will be paid by applying deposits previously made), issuance of the Balmat Acquisition Shares valued at $500,000 and the balance of $14,500,000 paid as follows:

●	$400,000 upon completion of the first shipment of ore concentrate from the Balmat Mine; and
●	$4,700,000 on each of the following dates from the first shipment of ore concentrate from the Balmat Mine: 12th month, 18th month and 24th month.

We agreed to proportionally adjust the Balmat Acquisition Shares in the event the average volume weighted price of our common stock is less than $1.00 per share over the 20 trading days following the date we complete an offering of our securities.

Consummation of the Balmat Acquisition is subject to certain conditions, including (i) the resignation or termination of each director, officer, manager and employee of Balmat and SLZ and the exchange of mutual releases of claims, (ii) Hudbay shall deliver evidence of satisfaction, repayment or cancellation of all intercompany indebtedness and (iii) the absence of any litigation, proceeding, investigation or inquiry which might result in an action to enjoin or prevent the consummation of the Balmat Acquisition. Moreover, each party’s obligation to consummate the Balmat Acquisition is subject to certain other conditions including (a) the payment of the cash portion of the purchase price and issuance of the Balmat Acquisition Shares, (b) the accuracy of the other parties’ representations and warranties and (c) the other parties’ material compliance with its covenants and agreements contained in the Balmat Purchase Agreement.

Northern Zinc has made customary representations and warranties and covenants in the Balmat Purchase Agreement, including a covenant that we will have at least $2,000,000 in cash on a consolidated basis at the time of closing. In addition, the Balmat Purchase Agreement contains certain termination rights for both Northern Zinc and Hudbay, including if the Balmat Acquisition is not completed on or before October 31, 2015.

The foregoing summary of the Balmat Purchase Agreement is not a complete description of all of the parties’ rights and obligations under the Balmat Purchase Agreement and is qualified in its entirety by reference to the Balmat Purchase Agreement, a copy of which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 15, 2015 we issued a press release regarding the execution of the August 18 Term Sheet and our proposed acquisition of the Balmat Mine. The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement dated as of October 13, 2015 among Star Mountain Resources, Inc., Northern Zinc, LLC, and Aviano Financial Group, LLC.

2.2	Purchase Agreement dated as of October 13, 2015 among Northern Zinc, LLC, Star Mountain Resources, Inc., Hudbay Minerals, Inc., Balmat Holding Corporation and St. Lawrence Zinc Company, LLC.

99.1	Press Release dated October 15, 2015 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR MOUNTAIN RESOURCES, INC.

Date: October 16, 2015	By:	/s/ Joseph Marchal
Joseph Marchal, Chief Executive Officer